Exhibit 3.55

CYTYC LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

JUNE 2, 2003

Cytyc Corporation, a Delaware corporation, as the sole member (the “Member”), has caused Cytyc Limited Liability Company, a limited liability company (the “Company”), to be formed under the Act on the terms and conditions set forth below.

1. Formation of Company, Etc.

(a) Formation, Name and Principal Place of Business. The Member has caused the Company to be formed as a limited liability company under the Act. The name of the Company shall be “Cytyc Limited Liability Company”. The principal place of business of the Company shall be located at 85 Swanson Road, Boxborough, MA 01719. The Member may, at any time, change the name or the principal place of business of the Company.

(b) Registered Agent and Office. The registered agent for service of process on the Company in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 and the registered office of the Company in the State of Delaware shall be c/o The Corporation Trust Company at the same address. The Member may at any time change the registered agent of the Company or the location of such registered office.

(c) Certificate of Formation. The Member (or other authorized person) has and shall execute, file, record and publish as appropriate a Certificate of Formation, and such other certificates, amendments to certificates, and other documents as are or become necessary or advisable at any time and from time to time as determined by the Member.

(d) Term. The term of the Company shall continue until the Company is dissolved by the Member in accordance with the Act.

2. Purposes. The purposes of the Company are (i) to acquire, purchase, invest in, own, hold, dispose of, and otherwise deal with equity and debt interests in other entities and other intangible and real and/or personal tangible property (including interests in (and options to acquire interests in) other entities owning any such property), and (ii) to engage in all related activities and businesses arising from any of the foregoing or relating thereto or necessary, desirable, advisable, convenient or appropriate in connection therewith as the Member may determine.

3. Powers, Duties, and Restrictions of the Company and the Member.

(a) Powers. In furtherance of the purposes set forth in Section 2, the Company shall have the following powers: (i) to acquire, invest in, create, invent, own, hold, manufacture, distribute, sell, operate, renovate, improve, maintain, finance, refinance, manage, lease, dispose of, and otherwise deal with equity and debt interests in other entities and intangible and real and/or personal tangible property, and interests therein (including interests in (and options to acquire interests in) other entities owning any such property) and to engage in all related activities arising therefrom or relating thereto or necessary, desirable, advisable, convenient or appropriate in connection therewith as the Member may determine, (ii) to make, perform, and enter into any contract, commitment, activity, or agreement relating thereto, (iii) to employ or retain such employees, agents, managers, accountants, attorneys, consultants and other persons or entities necessary or appropriate to carry out the business and affairs of the Company, and to pay such salaries, wages, fees, expenses, and other compensation to such persons as the Member shall determine, (iv) to open, maintain, and close bank and money market accounts, to endorse, for deposit to any such account or otherwise, checks payable or belonging to the Company from any other person, and to draw checks or other orders for the payment of money on any such account, (v) to hold, distribute, and exercise all rights (including voting rights), powers, and privileges and other incidents of ownership with respect to Company assets, (vi) to borrow funds, issue evidences of indebtedness, and refinance any such indebtedness in furtherance of any or all of the purposes of the Company, to guarantee the obligations of others, and to secure any such indebtedness or guarantee by security interest, pledge, mortgage, or other lien on any property or other assets of the Company, (vii) to bring, defend, and compromise actions, in its own name, at law or in equity, and (viii) to take all actions and do all things necessary or advisable or incident to the carrying out of the purposes of the Company.

(b) Member. Cytyc Corporation, a Delaware corporation, shall be the sole member of the Company.

(c) Authority and Duties of Member. The Member shall have full charge of the management, conduct and operation of the Company business in all respects and in all matters, including, but not limited to, full power and authority (i) to determine all matters relating to the conduct and management of the Company business and its winding up, (ii) to take all of the actions, in the name and on behalf of the Company, set forth in or contemplated by Section 3(a) or incidental thereto, (iii) to make any and all filings necessary or, in the Member’s sole discretion, appropriate under federal and state securities and other laws, and (iv) to assume and exercise all powers and responsibilities permitted to be granted to a manager under the Act.

(d) Contributions and Liability of Member. The Member shall make such Capital Contributions to the Company as it may in its sole discretion determine. No interest shall be paid on any Capital Contribution to the Company. In no event shall the Member be personally liable for any liabilities or obligations of the Company.

(f) Execution of Instruments; Reliance by Third Parties. Any and all instruments executed pursuant to the powers contained herein may create obligations extending beyond the date of any possible termination of this agreement. Notwithstanding any limitation contained in this agreement, every agreement relating to property owned by the Company and executed in connection with the Company by the Member, on behalf and in the name of the Company, shall be conclusive evidence in favor of every person relying thereon or claiming thereunder that, at the time of the delivery thereof, this agreement was in full force and effect, and that the execution and delivery thereof was duly authorized hereunder and that such agreement is binding upon the Company. Any person dealing with the Company or with the Member may rely upon a certificate given by the Member as to its authority to sign documents on behalf of the Company or as to any other fact germane to the Company or the activity of such Member; and no third party shall be obliged to see to the application of any money or property delivered to the Member or to see that any provision of this agreement has been complied with. Except as expressly set forth in this paragraph, nothing in this agreement, express or implied, is intended to or shall confer upon any third party any right, benefit or remedy of any nature whatsoever under or by reason of this agreement.

4. Distributions. All distributions hereunder (excluding liquidating distributions, which are made in accordance with Section 6(b)) shall be made to the Member at such times and in such aggregate amounts as such Member may deem appropriate.

5. Allocations of Profits and Losses. All net profits and credits and all net losses of the Company (for both accounting and tax purposes) for each fiscal year shall be allocated to the Member.

6. Dissolution and Winding Up.

(a) General. Upon dissolution of the Company, and unless the business of the Company is continued upon the terms of this agreement by the unanimous written agreement of all of the Members (if the Company has more than one Member), the business of the Company shall continue for the sole purpose of winding up its affairs. The winding up process shall be carried out by the Member.

(b) Application and Distribution of Company Assets. The assets of the Company in winding up shall be applied or distributed as follows: first, in payment of the debts of the Company, taking into account the relative priorities thereof; and second, to the Member. A reasonable reserve for contingencies in connection with the winding up of the business of the Company shall be retained by the Company until such winding up is completed or such reserve is otherwise deemed no longer necessary by the Member.

7. Books, Records and Accounting.

(a) Company Books of Account. The Company shall cause to be entered in appropriate books, kept at the Company’s principal place of business, all transactions of or relating to the Company. The Member shall have access to and the right, at such Member’s sole cost and expense, to inspect and copy such books and all other Company records during normal business hours.

(b) Fiscal Year. The fiscal year of the Company shall be the calendar year.

8. Indemnification. The Member (collectively with its shareholders, directors, employees, and other agents, the “Indemnitees”) shall have no liability to the Company or to any Member for any loss suffered by the Company or such Member that arises out of any action or inaction of the Member (or any other Indemnitee) if the Member, in good faith, determined that such course of conduct was in the best interests of the Company and such course of conduct did not constitute gross negligence or willful misconduct of the Member (or other Indemnitee). The Member (and such other Indemnitees) shall be indemnified by the Company against any losses, judgments, liabilities, expenses (including, without limitation, reasonable attorneys’ fees and court costs) and amounts paid in settlement of any claims sustained by it in connection with the Company, provided that the same were not the result of gross negligence or willful misconduct. Expenses (including court costs and attorneys’ fees) incurred in defending any proceeding shall be paid by the Company in advance of the final disposition of such proceeding upon receipt of a written undertaking by or on behalf of a person eligible for indemnification hereunder to repay such amount paid in advance, if and to the extent it shall ultimately be determined by a final decision of a court of competent jurisdiction (that is not subject to appeal or as to which the time for appeal has expired) that he or it is not entitled to be indemnified by the Company pursuant to this Section. The indemnification and advancement of expenses provided by this Section shall continue as to an indemnitee who has ceased to be a Member (or such a shareholder, director, employee, or other agent thereof), and shall inure to the benefit of the heirs, executors, administrators, and successors of the Member (and the other Indemnitees).

9. General.

(a) Entire Agreement; Amendments. This agreement contains the sole and entire agreement of the parties with respect to the subject matter hereof. This agreement may only be changed or terminated by a written agreement signed by all of the parties hereto.

(b) Binding Agreement. The covenants and agreements herein contained shall inure to the benefit of and be binding upon the parties hereto and their respective personal representatives, successors in interest and permitted assigns.

(c) Captions. Captions contained in this agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this agreement or the intent of any provisions hereof.

(d) Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

10. Definitions.

(a) Cross References to Terms Defined Above.

Term	Section
Member	Preamble
Indemnitees	8
Company	Preamble

(a) Other Defined Terms.

“Act” means the Delaware Limited Liability Company Act as set forth in Title 6, Subchapter I, §§18-101 et seq. of the Delaware Code, as amended and in effect from time to time, and any successor statute.

“Capital Contribution” means the amount of cash and the fair market value of all property contributed to the Company by the Member in its capacity as such. All such amounts contributed shall be reflected on the books and records of the Company. Any reference in this agreement to the Capital Contribution of a then Member shall include a Capital Contribution previously made by any prior Member in respect of the Company interest of such then Member.

IN WITNESS WHEREOF, the parties hereto have executed this Cytyc Limited Liability Company Operating Agreement as of the date first set forth above.

Sole Member: CYTYC CORPORATION

By:
Name:
Title:

FIRST AMENDMENT TO THE

OPERATING AGREEMENT

OF

CYTYC LIMITED LIABILITY COMPANY

The undersigned, as the sole Member of Cytyc Limited Liability Company, a Delaware limited liability company (the “Company”), desires to amend, effective as of October 11, 2007, the Operating Agreement of the Company dated June 2, 2003 (the “LLC Agreement”).

Certain capitalized terms used herein without definition shall have the respective meanings set forth in the LLC Agreement.

1. Amendment of LLC Agreement. Pursuant to Section 9 of the LLC Agreement, the LLC Agreement is hereby amended as follows:

(a) The following Section 3(e) is hereby added after Section 3(d) of the LLC Agreement:

“(e) Membership Certificates. The interest of each Member in the Company shall be represented by the interest held by such Member (“Interest”). The Interest of each Member in the Company shall be recorded on the books of the Company and may, but shall not be required to, be evidenced by the issuance of written certificates evidencing such Interests, which may be in such form in the form attached hereto as Exhibit A. Any such written certificate evidencing an Interest shall be executed by the Member. The Company hereby irrevocably elects that all Interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware. Each certificate evidencing an Interest in the Company shall bear the following legend: “The Interest represented by this Certificate is a security within the meaning of and governed by Article 8 of the Delaware Uniform Commercial Code.”

(b) Exhibit A attached hereto is hereby added as Exhibit A to the LLC Agreement.

2. Ratification of LLC Agreement. Except as expressly provided hereby, the LLC Agreement shall remain in full force and effect without modification and is hereby ratified and approved.

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IN WITNESS WHEREOF, the undersigned has caused this amendment to be executed as of the      day of October 2007.

SOLE MEMBER: CYTYC CORPORATION

By:	/s/ Patrick J. Sullivan
Name: Patrick J. Sullivan
Title: Chairman, Chief Executive Officer and President